Exhibit 10.1
IGI, Inc. 2008 Management Incentive Plan

Eligible Participants

Eligible participants include the CEO and President, Executive Vice President, and the Vice President of the Company serving in that position on the date incentive bonuses are paid pursuant to this plan. Incentive bonuses will be calculated on base salary earned by the participant during the company's fiscal year with respect to which the incentive bonus is being paid and will be pro-rated for any partial year of service to the Company by the participant. Participants must be actively employed on the date bonuses are to be paid in order to receive the bonus.

Determination of Budget Results

The Compensation Committee will review the Company's performance after receiving the final audited financials from the independent auditors and compare the results with that of the Company's annual internal budget as last approved by the Compensation Committee ("Budget"). Normally the audit is completed each fiscal year by the end of March.

Management Incentive Plan (MIP)

General

The MIP will provide for bonus payments, if any, to be calculated based on the Company achieving certain net income or Earnings Per Share thresholds and on the eligible participants' annual performance as reviewed by the Compensation Committee or the Chief Executive Officer and President, as further provided below.

Determination of Target Payouts

The awards under the MIP may be granted if the Company achieves either a net income or Earnings Per Share target. Each year, the Company shall set forth targeted net income and Earnings Per Share targets in its Budget. Participants will be eligible, depending on individual performance discussed below, for payouts based on achieving the following targets (the greater level of achievement (i.e., net income or Earnings Per Share) to be utilized for determining the payout):

Target	% Awarded of Total Eligible (the "Target Payout")

Less than 25% of Budget	0%
25% - 75% of Budget	20% or board's discretion
75% - 85% of Budget	50%
85% - 95% of Budget	80%
95% - 110% of Budget	100%
More than 110% of Budget	120%

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The target thresholds and the Target Payout percentages will be reviewed annually.

Individual Performance

The actual amount of payment under the MIP will be based on the performance of the individual eligible recipient. The Target Payout, if any, will be multiplied by a performance factor determined by individual performance review ratings as follows:

Performance Rating	Award Factor

Usually Exceeds	1.00
Fully Meets	.80
Usually Meets	.50
Below	.00

The performance rating will be based on the annual Performance Review criteria set in Evaluation Form for such officers. The Board's Compensation Committee will be responsible for the performance review of the Chief Executive Officer and President. The Chief Executive Officer and President will be responsible for performance reviews for all other qualifying officers under the MIP.

Maximum Individual Award

Individual awards as a maximum percent of salary earned in the fiscal year by measure of overall position are:

Position	% of Salary

CEO and President	100%
Executive Vice President	30%
Vice President	30%

Any awards under the MIP will be in addition to any annual base compensation increase approved.

Form of MIP Payment

Payments under the MIP will be made in cash within 60 days after the first Annual Shareholder Meeting following the applicable fiscal year with respect to which the incentive bonus is being paid. Notwithstanding the foregoing, no participant will have a claim or cause of action against the Company as a result of the delay of any payment otherwise due hereunder if, consistent with Treas. Reg. Section 1.409A-3(d): (i) the delay occurs solely because the deliver of the payment would jeopardize the Company's ability to continue as a going concern, and (ii) the payment is actually made during the first taxable year of the Company in which it no longer jeopardizes the ability of the Company to continue as a going concern.

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